SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	November 1, 2007

Commercial Bancshares, Inc.

(Exact Name of Registrant as Specified in Charter)

Ohio	0-27894	34-1787239

(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

118 South Sandusky Avenue, Upper Sandusky, Ohio	43351

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(419) 294-5781

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 —	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On November 1, 2007, Robert E. Beach was appointed President and Chief Executive Officer of Commercial Bancshares, Inc. (the “Company”) and Commercial Savings Bank (the “Bank”). He will also serve on the Board of Directors of both the Company and the Bank. Michael A. Shope, Chairman of the Board of the Company and the Bank, has been serving as the Interim President and Chief Executive Officer of the Company and the Bank since July 2, 2007. Mr. Shope will continue to serve as Chairman of the Board of Directors for the Company and the Bank.
     Mr. Beach, who is 55 years of age, has over 30 years of banking experience, most recently serving as Area President for KeyBank in Findlay, Ohio. He has served as a commercial loan officer and has extensive experience in business and retail banking. He has been recognized for top management sales awards nationally by KeyBank and has over 25 years of management experience in banking. Mr. Beach earned his bachelors degree in finance from The Ohio State University and his MBA from Bowling Green State University. He is also a graduate of the National Commercial Lending Graduate School.
     Mr. Beach has been extremely active in community development and civic organizations in Findlay, Ohio. He is currently serving or has served as a board member and/or Chairman of Greater Findlay, Inc. (formerly the Chamber of Commerce), the Hospital Foundation, Arts Partnership, Community Development Foundation, United Way of Hancock County, Revolving Loan Funds and a number of Economic Development Corporations. He was also instrumental in bringing new businesses to Findlay. He was recognized in 2006 by the Findlay/Hancock Chamber of Commerce as the winner of the “Small Business Person of the Year” award.
     The Company entered into an Executive Employment Contract (the “Agreement”) with Mr. Beach on November 6, 2007. Under the terms of the Agreement, the Company shall pay Mr. Beach a base salary of $185,000. In addition, he will receive a signing bonus of $40,000 within fifteen days of commencing his employment with the Company. He will receive an automobile expense allowance of $700 per month. For mileage driven to perform his duties under the Agreement, he will also receive one-half (1/2) of the standard mileage rate established by the Internal Revenue Service. He will be eligible to participate in all compensation plans and arrangements that are available to directors of the Company and Bank and shall be eligible to participate in the retirement and welfare benefit plans made available to the employees of the Company and Bank. The term of the Agreement is three years. At the end of the first two years of the original term of the Agreement, it shall be automatically extended for a one-year period following the conclusion of the original term or first extended term, as applicable, unless either party gives written notice to the other party of an intention not to extend. A copy of the Agreement is attached hereto as Exhibit 10.

Item 7.01 - Regulation FD Disclosure
     Attached as Exhibit 99 and incorporated herein by reference is a press release addressing the appointment of Robert E. Beach as President and Chief Executive Officer of Commercial Bancshares, Inc. and Commercial Savings Bank.
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Commercial Bancshares, Inc. (Registrant)
Date November 7, 2007	/s/ Michael A. Shope
Michael A. Shope
Chairman of the Board